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                     SERVICE CORPORATION INTERNATIONAL         Exhibit 12.1
                    RATIO OF EARNINGS TO FIXED CHARGES


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                                                   Six Months Ended June 30,
                                                     1998             1997
--------------------------------------------------------------------------------
                                               (Thousands, except ratio amounts)
Pretax income from continuing operations.......    $308,564         $326,814

Undistributed  income  of less  than 50%
 owned  equity  investees......................      (3,027)          (2,049)
Minority interest in income of majority
 owned subsidiaries with fixed charges.........         140              125
Add fixed charges as adjusted (from below).....      91,402           86,524
                                                   --------         --------
                                                   $397,079         $411,414

Fixed charges:
      Interest expense:
        Corporate..............................    $ 78,649         $ 66,762
        Financial services.....................       4,772            3,719
        Capitalized............................       1,541            1,704
      Amortization of debt costs...............        (475)             869
      1/3 of rental expense....................       8,456           10,792
      Dividends on convertible preferred
       stock of subsidiary.....................        -               4,382
                                                   --------         --------
Fixed charges..................................      92,943           88,228
      Less: Capitalized interest...............      (1,541)          (1,704)
                                                   --------         --------
Fixed charges as adjusted......................    $ 91,402         $ 86,524
                                                   ========         ========

Ratio (earnings divided by fixed charges)......        4.27             4.66
                                                   ========         ========
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